Exhibit 10.1

March 14, 2014

Nancy Saltzman

7 Adrian Circle

Scarsdale, NY 10583

Re: Employment Offer Letter

Dear Nancy:

We are pleased to offer you employment with EXLservice.com, Inc. in the positions of General Counsel and Executive Vice President of EXLservice.com, Inc. In addition, you have been offered the positions of General Counsel, Secretary and Executive Vice President of ExlService Holdings, Inc. (the “Company”), the parent company of EXLservice.com, Inc., and this employment offer letter is between you and the Company. As General Counsel, Secretary and Executive Vice President of the Company, you will be reporting directly to the Company’s Vice Chairman & CEO, and you will be generally responsible for the legal affairs of the Company.

The minimum annual salary for this position on and after the date of this employment offer letter is $325,000 (the “Base Salary”), payable as per the Company’s payroll policies. Currently, the payroll periods end on the 15th and 30th of each month. This offer of employment is not to be considered a contract guaranteeing employment for any specific duration. As an at-will employee, both you and, subject to the severance terms in this letter, the Company, have the right to terminate your employment at any time,

Incentive Compensation: You will be eligible to earn an annual performance bonus for each calendar year of your employment with the Company. The target annual bonus will be 50% of your Base Salary for the year (the “Target Bonus”). This Target Bonus will be earned based upon the terms of the Company’s bonus policy as approved by the Board of Directors of the Compensation Committee thereof. In accordance with the current Company’s bonus policy, you must be employed and must not be serving any notice period on the date bonuses are paid for you to be eligible for receipt.

Restricted Stock Units: Employees of the Company and its subsidiaries and affiliates are generally eligible to participate in the Company’s 2006 Omnibus Award Plan (as amended from time to time) (the “Plan”). You will be recommended for a grant of restricted stock units (“RSUs”) with respect to 20,000 shares of Company common stock (the “Initial Equity Grant”) at the next regularly scheduled meeting of the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”). The Initial Equity Grant will be subject to the approval of the Compensation Committee in its sole discretion. The terms and conditions of the Initial Equity Grant will be determined and approved by the Compensation Committee and shall be evidenced by the Company’s standard form restricted stock unit award agreement (with a schedule that provides for vesting of 10%, 20%, 30% and the remaining 40% of the RSUs on the first, second, third and fourth anniversaries of your date of hire, subject to your continued employment through each such vesting date), and other terms set forth in the award agreement and the Plan.

Annual performance reviews by the Chief Executive Officer of the Company will be conducted to assess professional development opportunities as well as to consider increases to your compensation (including, without limitation, increasing Base Salary and the percentage Target Bonus as well as granting of additional equity compensation).

Benefits: As an employee of the Company, you will be eligible to participate in health, dental, vision, life insurance and disability plans generally available to senior management of the Company residing in the United States.

You will also be eligible to participate in the Company’s 401(k) plan, in accordance with its terms.

You will also be covered by the Company’s director and officer insurance and be indemnified on the same basis as other officers in the Company. The foregoing right of indemnification shall not be exclusive of any right to Indemnification to which you may be entitled under the Company’s Articles of Incorporation or By-Laws, as a matter of law or otherwise, or any other power that the Company may have to indemnify you or hold you harmless.

Vacation and Sick Leave: You will be entitled to four weeks accrued vacation per calendar year to be taken in accordance with the policies in your employee’s handbook. Refer to your employee’s handbook for sick leave allowances.

Business Expenses: The Company will pay for or reimburse authorized and proper business related expenses that you may incur in discharging your duties, including expenses in connection with maintaining your license to practice law.

Confidentiality and Non-Compete Agreement: Prior to commencement of employment, as a condition of your employment, you will be required to execute additional documentation relating to confidentiality, non-disclosure, non-competition and other restrictive covenants. The form of this agreement is attached to this letter as [Attachment A.]

Outside Employment: Your position with the Company is a full time responsibility requiring your full loyalty and dedication. So that you can do your best, we require that you do not work for another employer while you are employed with the Company. Furthermore, the Company prohibits its employees from working for or investing money in any competitor of the Company or conducting their own business in competition with the Company whether during the Company’s working hours or after the Company’s work hours.

Termination: The Company shall give you 30 days advance notice of any termination of your employment without Cause. You shall give the Company 30 days advance notice of any voluntary resignation of your employment. If the Company terminates your employment other than for “Cause” (which is defined below), subject to the execution (an non-revocation during any applicable revocation period) of a standard release of all employment-related claims against the Company and its subsidiaries and each of their employees, officers and directors (a

“Release”), you shall be entitled to (i) a one-time lump sum severance payment, payable within three business days of termination of employment, equal to three (3) months of your Base Salary then in effect, and (ii) a continuing payment (per the Company’s payroll policies) of your then current Base Salary for a nine-month period commencing on the third month anniversary of termination of employment; provided, however, that during such nine-month severance period you actively seek comparable employment and upon subsequent employment the Company’s obligation to you shall be reduced by any base salary you earn (whether paid currently or deferred) during such severance period from your subsequent employer. In addition, the Company shall maintain your health and dental insurance coverage until the last day of such foregoing severance period or, if earlier and in respect of each of health and dental coverage considered separately, until such time as you and your eligible dependents are covered under a future employer’s health or dental insurance coverage. At the Company’s option such continued health and dental coverage shall be through its payment of your COBRA premiums for the applicable period and, if the Company elects that method of satisfying this obligation, you agree to timely make any elections required in order to secure COBRA coverage. “Cause” shall mean (A) a final non-appealable conviction of, or a pleading of no contest to, (i) a crime of moral turpitude which causes serious economic injury or serious injury to the Company’s reputation or (ii) a felony; or (B) fraud, embezzlement, gross negligence, self-dealing, dishonesty or other gross and willful misconduct which has caused serious and demonstrable injury to the Company; (C) material violation by you of any material Company policy and, except for violations that by their nature are not curable, your failure to cure such breach within 30 days after receiving written notice thereof; (D) willful and continuing failure to substantially perform your duties (other than for reason of physical or mental incapacity) which failure to perform continues beyond fifteen (15) days after a written demand for substantial improvement in your performance, identifying specifically and in detail the manner in which improvement is sought, is delivered to you by the Company; provided that a failure to achieve performance objectives shall not by itself constitute Cause and no act or failure to act by you shall be considered “willful” unless done or failed to be done by you in bad faith and without a reasonable belief that your actions or omission was in the best interest of the Company; (E) your failure to reasonably cooperate in an investigation involving the Company by any governmental authority; (F) your material, knowing and intentional failure to comply with applicable laws with respect to the execution of the Company’s business operations, including, without limitation, a knowing and intentional failure to comply with the Prevention of Corruption Act of India, 1988, or the United States Foreign Corrupt Practices Act of 1977, as amended; provided, that, if all of the following conditions exist, there will be a presumption that you have acted in accordance with such applicable laws: you are following, in good faith, the written advice of counsel, such counsel having been approved by the Board of Directors of the Company as outside counsel to the Company for regulatory and compliance matters, in the form of a legal memorandum or a written legal opinion, and you have, in good faith, provided to such counsel all accurate and truthful facts necessary for such counsel to render such legal memorandum or written legal opinion; (G) your failure to follow the lawful directives of the Board which is not remedied within fifteen (15) days after your receipt of written notice from the Company specifying such failure; or (H) your use of alcohol or drugs which materially interferes with the performance of your duties.

In the event that (i) your employment with the Company is terminated without Cause (other than on account of your disability) (a) within one (1) year following a Change in Control or (b) in specific contemplation of a Change in Control or (ii) you resign with “Good Reason”

(as defined below) within one (1) year following a Change of Control, you shall, upon and subject to your execution (an non-revocation during any applicable revocation period) of a Release, be entitled, in addition to the severance specified above, to immediate vesting as of the termination date of any portion of the RSUs which is unvested as of the termination date. “Change in Control” has the meaning given to such term in the Plan. Unless otherwise specified in the applicable grant agreement, the term “Good Reason” shall mean the occurrence, without the Participant’s prior written consent, of any of the following events: (A) a substantial reduction of the Participant’s duties or responsibilities, or the Participant being required to report to any person other than the Board or the Company’s Chief Executive Officer or President; provided that, if there is a Change in Control and the Participant retains a similar title and similar duties with the Company or any entity that acquires the Company (or any affiliate or subsidiary of such entity) following such Change in Control, any change in the Participant’s title shall not a constitute a significant reduction of the Participant’s duties and authorities hereunder; (B) the Participant’s job title is adversely changed, provided that if there is a Change in Control and the Participant retains a similar title and similar duties with the Company or any entity that acquires the Company (or any affiliate or subsidiary of such entity) following such Change in Control, any change in the Participant’s title shall not constitute a significant reduction of the Participant’s duties and authorities hereunder; (C) following a Change in Control, a change in the office or location where the Participant is based of more than thirty (30) miles, which new location is more than thirty (30) miles from the Participant’s primary residence; or (D) following a Change in Control, a breach by the Company of any material term of the Participant’s employment letter or any successor thereto; provided that, a termination by the Participant with Good Reason shall be effective only if, within thirty (30) days following the Participant’s first becoming aware of the circumstances giving rise to Good Reason, the Participant delivers a “notice of termination” for Good Reason to the Company, and the Company within fifteen (15) days following its receipt of such notification has failed to cure the circumstances giving rise to Good Reason. The release of claims referred to in the foregoing must be delivered and have become irrevocable in accordance with its terms not later than 60 days following your termination date. Any severance payments that were not paid pending the delivery of such irrevocable release shall be paid within 5 days following the date on which the release becomes irrevocable.

Nondisparagement: During your employment with the Company and for a period of one (1) year thereafter you shall make no unfavorable, disparaging or negative comment, remark or statement, whether written or oral (a “Disparaging Statement”), about the Company or any of its affiliates, officers, directors, shareholders, consultants, or employees; provided that you may give truthful testimony before a court, governmental agency, arbitration panel, or similar person or body with apparent jurisdiction and may discuss such matters in confidence with your attorney(s) and other professional advisors. During the foregoing period, the Company and its officers and directors (acting in their capacity as officers and directors of the Company) shall make no Disparaging Statement about you; provided that any officer or director may give truthful testimony before a court, governmental agency, arbitration panel, or similar person or body with apparent jurisdiction and may discuss such matters in confidence with their or the Company’s attorney(s) and other professional advisors.

This letter agreement supersedes any prior oral or written understanding about the terms of your employment with the Company and any change to such terms must be in writing and signed by you and the Company.

All issues and questions concerning the construction, validity, enforcement and interpretation of this letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflict of laws principles of such State. Any dispute regarding this letter agreement shall be resolved by binding confidential arbitration, to be held in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by arbitrator(s) may be entered in any court having jurisdiction thereof.

This letter agreement may be executed and delivered via facsimile in two or more counterparts, each of which is deemed to be an original, but all of which taken together shall constitute one and the same agreement.

To indicate your acceptance of the terms of this agreement, please sign and date this Employment Letter in the space provided below, and return it to any of the undersigned on behalf of the Company.

Regards,

/s/ Rohit Kapoor
Rohit Kapoor
Vice Chairman and Chief Executive Officer

Accepted:

/s/ Nancy Saltzman

Date: March 14, 2014